UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2013

RICH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-54767	46-3259117
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9595 Wilshire Blvd, Suite 900

Beverly Hills, CA 90212

(Address of principal executive offices)

(323) 424-3169

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Effective September 6, 2013, Rich Pharmaceuticals, Inc. (the “Company”) entered into an Employment Agreement with Ben Chang, its Chief Executive Officer, Chief Financial Officer, President and Secretary. The Employment Agreement provides for a term of two years; annual compensation of $275,000; an amount equal to 3 months compensation payable upon entering into the agreement; and options to purchase up to 7,200 shares of Company common stock at an exercise price of $8.00 per share, 50% of which are vested on the date of grant, and 50% of which will vest monthly over 24 months of continued employment. The foregoing is only a brief description of the material terms of the Employment Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the agreement which is filed as an exhibit to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Chou, Ph.D., to Board of Directors

On September 6, 2013, the sole director expanded the number of Board of Directors to two (2) members and appointed David Chou, Ph.D., as a director to fill the vacancy. Mr. Chou is a pharmaceutical development expert with more than 25 years of experience and he has led numerous development projects from pre-clinical evaluation stage to product commercialization. Prior to joining Rich Pharmaceuticals, Mr. Chou was the Chief Product Development Officer at Biosuccess Biotech where he led the product development and manufacturing activities for various indications. Before his career with Biosuccess Biotech, Mr. Chou was the Head of CMC (a Vice President level position) at SBIO, Inc. from 2010 to 2012. While at SBIO, he managed the technical development of 4 clinical stage products and made significant contributions to the success of product out-licensing deals with a total value of more than $500 million. From 1998 to 2010, Mr. Chou held director level positions in pharmaceutical development fields at various biopharmaceutical companies including Neurobiological Technologies, PharmaEngine, Oculex and SUGEN and his development portfolios included Sutent® currently marketed by Pfizer and OZURDEX® marketed by Allergan. Prior to his biotech career, Mr. Chou held various management positions at Hoffmann La-Roche for more than 12 years. At Roche, his development team contributed and submitted more than 20 INDs and 6 full NDAs including marketed products such as Xeloda® (Capecitabine), Xenical® (Orlistat) and Hivid® (Zalcitabine). Mr. Chou received a Ph.D. degree in Chemistry from the City University of New York. In connection with his appointment, the Company granted Mr. Chou options to purchase up to 9,600 shares of Company common stock at an exercise price of $8.00 per share, 50% of which are vested on the date of grant, and 50% of which will vest monthly over 24 months of continued services to the Company. The Board of Directors of the Company also approved entering into a one year employment agreement with Mr. Chou for his appointment as the CMC Director of the Company with an annual salary of $180,000, to commence effective upon the Company and Mr. Chou entering into the employment agreement.

Compensation to Ben Chang

The compensation to Ben Chang described in Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events

On September 6, 2013, our board of directors approved the adoption of Rich Pharmaceuticals, Inc. 2013 Stock Option/Stock Issuance Plan (the "2013 Plan”). The 2013 Plan is intended to aid the Company in recruiting and retaining key employees, directors or consultants and to motivate them by providing incentives through the granting of awards of stock options or other stock based awards. The 2013 Plan is administered by the board of directors. Directors, officers, employees and consultants of the Company and its affiliates are eligible to participate under the 2013 Plan. A total of 144,000 shares of common stock have been reserved for awards under the 2013 Plan. On September 6, 2013, the Board of Directors of the Company approved the grant of 98,400 options to purchase Company common stock to a total of eight directors, officers, employees and consultants of the Company. The options have an exercise price of $8.00 per share and are subject to vesting schedules and other terms as provided in the individual option grants. The foregoing is only a brief description of the material terms of the 2013 Plan, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the 2013 which is filed as an exhibit to this Current Report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.	Description
10.3	Employment Agreement with Ben Chang dated September 6, 2013
10.4	2013 Stock Option/Stock Issuance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RICH PHARMACEUTICALS, INC.
Dated: September 11, 2013
By	/s/ Ben Chang
Ben Chang Chief Executive Officer

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